SCHEDULE 14A
(Rule 14a–101)

INFORMATION REQUIRED IN A PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PREMIER FINANCIAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________________
(Name of Person Filing Proxy Statement, if other than Registrant)

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2883 5th Avenue
Huntington, West Virginia 25702
________________

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 16, 2021
________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Premier Financial Bancorp, Inc. will be held at the Double Tree by Hilton Hotel located at 1001 3rd Avenue, Huntington, West Virginia on Wednesday, June 16, 2021 at 10:30 a.m. (EDT) for the following purposes:

(1)	To elect the nine (9) nominees named in the accompanying proxy statement as directors to serve until the 2022 Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	To ratify the appointment of Crowe, LLP as the Company’s independent accountants for the 2021 fiscal year;

(3)	To consider and approve the Company’s executive compensation in an advisory vote; and

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on April 28, 2021 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 16, 2021.  The 2021 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2020 are also available at www.investorvote.com/PFBI.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY (1) COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, (2) A TOLL-FREE TELEPHONE CALL TO THE NUMBER LISTED ON THE PROXY CARD OR (3) USING THE INTERNET VOTING PROCEDURE DESCRIBED ON THE PROXY CARD.  SHAREHOLDERS ATTENDING THE MEETING IN PERSON MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY EXECUTED A PROXY.

By Order of the Board of Directors,
/s/ Toney K. Adkins
Toney K. Adkins, Secretary

Huntington, West Virginia
May 5, 2021

PREMIER FINANCIAL BANCORP, INC.
2883 5th Avenue
Huntington, West Virginia 25702
________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

JUNE 16, 2021
________________

INTRODUCTION

This Proxy Statement is being furnished to shareholders of Premier Financial Bancorp, Inc., a Kentucky corporation (the "Company" or “Premier”), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of record of the Company's outstanding shares of common stock, no par value per share (the "Common Stock"), as of the close of business on April 28, 2021 for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, June 16, 2021 at 10:30 a.m. (eastern daylight time) at the Double Tree by Hilton Hotel, 1001 3rd Avenue, Huntington West Virginia and at any adjournment or postponement thereof.  The approximate mailing date of this Proxy Statement was May 5, 2021.

PURPOSES OF THE ANNUAL MEETING

At the Annual Meeting, holders of shares of Common Stock will be asked to consider and vote upon the following matters:

(1)	The election of the nine (9) nominees named in this proxy statement as directors of the Company who will serve until the 2022 Annual Meeting and until their successors are elected and qualified;
(2)	The ratification of the appointment of Crowe LLP as the Company's independent accountants for the fiscal year ending December 31, 2021;
(3)	To consider and approve the Company’s executive compensation in an advisory vote; and
(4)	The transaction of such other business as may properly come before the Annual Meeting.
The Board of Directors has unanimously recommended that shareholders vote "FOR" the election of the Board of Directors’ nine nominees for election as directors of the Company, "FOR" the ratification of the Audit Committee of the Board of Directors’ appointment of Crowe LLP as the Company's independent accountants, and “FOR” the approval of the advisory proposal on executive compensation.  As of the date of this Proxy Statement, the Board of Directors knows of no other business to come before the Annual Meeting.

VOTING RIGHTS AND PROXY INFORMATION
Only holders of record of shares of Common Stock as of the close of business on April 28, 2021 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Such holders of shares of Common Stock are entitled to one vote per share on any matter, other than the election of directors, which may properly come before the Annual Meeting.  In the election of directors, holders of Common Stock have cumulative voting rights whereby each holder is entitled to vote the number of shares of Common Stock held multiplied by nine (the number of directors to be elected at the Annual Meeting), and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates.  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting.  As of the Record Date it is anticipated that 14,706,608 shares of Common Stock will be outstanding.
Those nominees for election to the Board of Directors receiving the nine highest number of votes in the election of directors will be elected to the Board.  The appointment of Crowe LLP as the Company's independent accountants for 2021 will be ratified if the votes cast in favor of ratification exceed the votes cast against ratification. The proposal on executive compensation will be approved in a non-binding advisory vote if the shares cast in favor exceed the votes cast against approval.
You can vote by (i) signing, dating and mailing the enclosed proxy card, (ii) by attending the annual meeting in person, or (iii) following the instructions on your notice for voting by telephone or on the internet.
All shares of Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board of Directors’ nine nominees as directors of the Company (or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees to ensure the election of as many of the Board's nominees as possible), FOR the ratification of the appointment of Crowe LLP as the Company's independent accountants, and FOR approval of the proposal on executive compensation.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy), or (iv) entering a later dated telephone call or internet vote (if initially able to vote in that manner) so long as the vote or voting direction is received by 3:00 a.m. eastern daylight time on June 16, 2021.  Any written notice revoking a proxy should be sent to the Company, to the attention of Toney K. Adkins, Secretary.
The Company will bear the cost of this solicitation.  In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock, and will reimburse them for their expenses in so doing.  Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal meeting, mail, telephone, facsimile or other electronic means.

EFFECT OF NOT CASTING YOUR VOTE
If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this proxy statement), and the advisory proposal on executive compensation (Item 3 of this proxy statement).  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors or on executive compensation, your bank or broker was allowed to vote those shares on your behalf in the election of directors and on executive compensation as they felt appropriate.
Current regulations take away the ability of your bank or broker to vote your uninstructed shares in the election of directors and on executive compensation on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or on executive compensation, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this proxy statement).
If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.
ANNUAL REPORT
An copy of the Company's 2020 Annual Report on Form 10-K, which includes audited consolidated financial statements, accompanies this Proxy Statement.  The Company will furnish without cost to any shareholder, upon request, a paper copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and this proxy statement.  Requests should be in writing and directed to the Company, to the attention of Brien M. Chase, Chief Financial Officer.

PRINCIPAL SHAREHOLDERS
As of March 16, 2021, the following individuals or entities reported beneficial ownership of Common Stock in excess of 5% of the Company's outstanding Common Stock:
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OF OUTSTANDING SHARES
Marshall T. Reynolds P.O. Box 4040 Huntington, West Virginia 25729	1,096,549	7.5%
John Sheldon Clark (2) 505 Beachland Blvd PMB 320 Vero Beach, Florida 32963	1,044,098	7.1%
Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, Texas 78746	972,038	6.6%
BlackRock, Inc. (4) 55 East 52nd Street New York, New York 10055	781,376	5.3%
_______________
(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2)
As of March 2021, Mr. Clark reported direct ownership of 858,474 shares and reported another 185,624 shares in family trusts whereby Mr. Clark exercises discretionary control but is not a principal beneficiary of the trusts.

(3)
In a Schedule 13G filed on February 12, 2021, Dimensional Fund Advisors LP, an investment advisor, states that several funds for which it serves as investment advisor collectively own shares of the Company’s Common Stock, and that to the knowledge of Dimensional, the interest of any one such fund does not exceed 5%. Dimensional disclaims beneficial ownership of all such securities.

(4)
In a Schedule 13G filed on February 2, 2021, BlackRock, Inc. an investment advisor, states that several funds for which it serves as investment advisor collectively own shares of the Company’s Common Stock, and that to the knowledge of BlackRock, the interest of any one such fund does not exceed 5%. BlackRock disclaims beneficial ownership of all such securities.

ELECTION OF DIRECTORS
(Item 1 on Proxy)

A board of nine directors of the Company is to be elected at the Annual Meeting, each of whom is to serve, subject to the provisions of the Company's bylaws, until the 2022 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.  The names of the nominees proposed for election as directors, all of whom are presently directors of the Company, are set forth below and the following information is furnished with respect to each:
Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Toney K. Adkins	71
Retired, President and Chief Operating Officer, Champion Industries, Inc. (commercial printing and office supplies).  Prior to becoming President and Chief Operating Officer of Champion Industries in January 2005, Mr. Adkins served as its Vice President - Administration since 1996.

			7/12/91
Mr. Adkins’ long-term experience as President and Chief Operating Office of Champion Industries, Inc., a publicly traded company during his tenure, provides insight on operational issues and business management.  Mr. Adkins is also a long-term director of one of the Company’s subsidiaries, Citizens Deposit Bank & Trust, and provides direct oversight at the local level.

Philip E. Cline	88
Business Consultant, July 1999 to present; President, Alderson-Broaddus College – (Interim January 2011 to June 2011) and (Acting November 2010 to January 2011); President of River City Associates, Inc. and General Manager of Pullman Plaza Hotel (Formerly Radisson Hotel Huntington) from 2001 to May 2010; President and Chief Executive Officer, Broughton Foods Company from November 1996 to June 1999; Executive Vice Presi-dent (1995 to 1996), Vice President and Treasurer (1968 to 1995) of J. H. Fletcher & Co. (manufacturer of underground mining equipment); Director of Bank One West Virginia Corporation (formerly Key Centurion Bancshares, Inc.) from 1983 to 2000.

			9/17/14
Mr. Cline's financial and managerial background and experience complements the Board's strategic planning and operations management.  In addition, Mr. Cline’s involvement as a former member of the Marshall University Board of Governors and as a board member of the Huntington YMCA provide insight into the local business and educational climate.  Mr. Cline serves as a member of the Alderson Broaddus University Board of Trustees.  Mr. Cline also serves as a director of Premier Bank, providing direct oversight at the local level.

Harry M. Hatfield	73	Attorney-at-law, Hatfield & Hatfield since 1973	6/20/12
Mr. Hatfield’s long experience as an attorney, including former Chairman of the West Virginia State Bar Foundation and former West Virginia University College of Law planning committee member, provides insight to local lending as well as familiarity with the legal aspects of business.  Mr. Hatfield resides in the local community of one the Company’s subsidiaries, Premier Bank. He has served as Chairman of the Board of Premier Bank (and its predecessor Boone County Bank) since its formation by the Company in 1998, providing direct oversight at the local level.

Lloyd G. Jackson II	67	President and CEO, Jackson Management Company (a real estate management and holding company)	6/20/12
Mr. Jackson’s previous experience in the production of natural gas and operation of natural gas properties provides insight into one of West Virginia’s primary industries.  In addition, Mr. Jackson’s past and present involvement as a West Virginia Senator, as Chairperson of the Claude Worthington Benedum Foundation, the largest charitable foundation serving West Virginia, and as director or trustee of the West Virginia Board of Education, the Clay Center for the Arts and Sciences of West Virginia, West Virginia Wesleyan College, Vision Shared West Virginia and the Discover the Real West Virginia Foundation provide insight into the business and educational climate of the state. Mr. Jackson has served as a director of the Company’s Premier Bank subsidiary (and its predecessor Boone County Bank) since its formation by the Company in 1998, providing direct oversight at the local level.

Nominee	Age	Principal Occupation or Employment(1)	Director of Company Continuously Since

Douglas V. Reynolds	44	President and Chief Executive Officer, Energy Services of America	08/19/2020
Mr. Reynolds is an attorney for Reynolds & Brown, PLLC. Mr. Reynolds is the President of the Transylvania Corporation and a director of The Harrah and Reynolds Corporation.  Mr. Reynolds is a graduate of Duke University and holds a law degree from West Virginia University. Mr. Reynolds is the son of Director Marshall T. Reynolds.  Mr. Reynolds’ varied experience and senior management roles with other companies make Mr. Reynolds a valuable member of the Board.

Marshall T. Reynolds	84
Chairman and Chief Executive Officer, Champion Industries, Inc.  Mr. Reynolds serves as the Company's Chairman of the Board.  From 1985 to November 1993, Mr. Reynolds also served as Chairman of the Board of Directors of Bank One West Virginia, N.A. (and its predecessor, Key Centurion Bancshares, Inc.).

			1/19/96
Mr. Reynolds is an entrepreneur in many industries in addition to the financial services industry.  He owns stock in many banks both regionally and nationally.  His banking experience as well as his other industry experience provide unique insight in setting the Board’s agenda as well as lending decisions, business management and expansion strategies for the Company.  Mr. Reynolds serves as a director of one of the Company’s subsidiaries, Citizens Deposit Bank & Trust, providing direct oversight at the local level.  Mr. Reynolds also served as a director of another of the Company’s subsidiaries, Adams National Bank, until that bank was merged into Premier Bank on April 8, 2011.

Neal W. Scaggs	85	President, Baisden Brothers, Inc.	9/8/98
Mr. Scaggs is a retired entrepreneur in the retail auto parts industry.  He has served and continues to serve on the Board of Directors of various publicly traded companies.  His business acumen as well as his participation on the boards of other publicly traded companies provides insight on lending decisions and business management.  Mr. Scaggs resides in the local community of one the Company’s subsidiaries, Premier Bank, and served as a director of that bank through March 2011, providing direct oversight at the local level.

Robert W. Walker	74
President and Chief Executive Officer of the Company.  Prior to becoming the President and Chief Executive Officer of the Company, Mr. Walker was President of Boone County Bank, Inc.(now Premier Bank) from September 1998 to October 2001.  Prior to that, Mr. Walker was a regional president at Bank One West Virginia N.A.

			10/17/01
Mr. Walker has a 47+ year banking career in West Virginia.  He is a past Chairman of the West Virginia Bankers Association.  He also serves as a director at both of the Company’s subsidiary banks.  His broad banking experience and leadership skills provide lending insight as well as management skills for the Company.

Thomas W. Wright	69	Owner and Chairman, Venture LLC (management company)	4/18/01
Mr. Wright is a business entrepreneur in many industries including restaurant ownership.  He has also served as a director of other publicly traded companies.  His business acumen as well as his participation on the boards of other publicly traded companies provides insight on staff management and business management.

(1)	Except where otherwise indicated, this principal occupation or employment has continued during the past five years.

The Company’s Board of Directors recommends that shareholders vote "FOR" the election of each of the Company's nominees for election as a director.

The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director for any reason.  However, in the event that one or more of such nominees is unable or unwilling to serve, the persons named in the proxies or their substitutes shall have authority, according to their judgment, to vote or to refrain from voting for other individuals as directors.
The Nominating Committee of the Board of Directors considers nominations of candidates for election as directors.  The Company's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors (the "Shareholder Notice Procedure").  The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company.  Under the Shareholder Notice Procedure, to be timely, notice of shareholder nominations to be made at an annual or special meeting must be received by the Company not less than 14 days nor more than 50 days prior to the scheduled date of the meeting (or, if less than 21 days notice of the date of the meeting is given, the 7th day following the day such notice was given).
Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the number of shares of Common Stock that are owned by such shareholder and the name and address of the proposed nominee.  If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director.
By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Nominating Committee of the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Nominating Committee, to inform shareholders about such qualifications.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings and Committees
During 2020, the full Board of Directors met twelve times, the Compensation Committee met two times, the Information Technology Committee met four times, the Nominating Committee met once, and the Audit Committee met ten times.  Each director attended seventy-five percent or more of all meetings of the Board of Directors and committees of the Board on which he serves.  The Company strongly encourages all members of the Board of Directors to attend the annual meeting of shareholders each year.  At the prior year's annual shareholder meeting all directors except Director Jackson were in attendance.

The Board of Directors consists of a majority of "independent directors" as such term is defined in the Nasdaq Stock Market Marketplace Rules.  The Board of Directors has determined that Toney K. Adkins, Philip E. Cline, Harry M. Hatfield, Lloyd G. Jackson II, Douglas V. Reynolds, Neal W. Scaggs and Thomas W. Wright are independent directors.  The independent directors met twice in executive session during 2020.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, the Board has determined that separating the roles of Chairman and Chief Executive Officer is in the best interest of the Company’s shareholders at this time.  This structure permits the Chief Executive Officer to focus on the management of the company’s day-to-day operations and ensures a greater role for the Chairman in setting agendas, establishing priorities, and fulfilling the Board’s roles and responsibilities on behalf of the shareholders.

The Board of Directors has adopted a formal policy by which shareholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: c/o Premier Financial Bancorp, Inc., 2883 5th Avenue, Huntington, West Virginia 25702.

The Board of Directors has four standing committees: a Compensation Committee, a Nominating Committee, an Information Technology Committee and an Audit Committee.

Board Role in Risk Oversight
The Company faces a variety of risks including credit risk, liquidity risk, operational risk and reputational risk.  An effective risk management system will identify the material risks the Company faces in a timely manner, communicate necessary information to senior executives and the Board related to those material risks, implement appropriate and responsive strategies to manage those risks, and integrate the process of risk management into regular decision-making.  The Board has designated the Audit Committee to take the lead in overseeing risk management as the Committee regularly reviews the Company’s internal audit reports, independent compliance and information technology audit reports, regulatory examination reports, and financial information of the Company.  In addition to the Audit Committee, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s strategies and day-to-day operations.  Certain Directors are also members of some of the subsidiary banks’ local Board of Directors to independently assess firsthand the application of risk management processes at the subsidiary bank level.

The Information Technology Committee consists of Messrs. Adkins, Hatfield and Jackson.  Each are also a member of one of the subsidiary banks’ Information Technology Committee.  They receive regular reports from the Company’s Information Security Officer about cybersecurity risks, measures taken by the Company and its critical vendors to evaluate and reduce cybersecurity risks and threats, and the status of projects designed to strengthen the Company’s information security systems.

Compensation of the Board of Directors
Directors who are not full time employees of the Company or any subsidiary receive fees of $1,000 a month for their services.  Board members are also reimbursed for expenses incurred in connection with their services as directors.  Directors receive no compensation for attending committee meetings.

Security Ownership by Directors and Officers
The following table sets forth certain information concerning ownership of Premier’s Common Stock as of March 31, 2021 by (i) each of the directors, (ii) each nominee for director, (iii) each executive officer, and (iv) all directors and executive officers as a group. Except as otherwise noted, each beneficial owner listed below has sole voting and investment power with respect to the shares listed next to the owner’s name.

Name of Beneficial Owner	Common Stock Beneficially Owned as of 3/31/2021(1)	Exercisable Options to Acquire Additional Common Stock as of 3/31/2021(2)	Percentage Of Outstanding Shares

Toney K. Adkins, Director	16,209		*
Philip E. Cline, Director	168,000		1.1%
Harry M. Hatfield, Director	30,000		*
Lloyd G. Jackson II, Director	22,189		*
Douglas V. Reynolds, Director (3)	425,453		2.9%
Marshall T. Reynolds, Chairman of the Board (4)	1,096,549		7.5%
Neal W. Scaggs, Director	170,597		1.2%
Robert W. Walker, Director & Chief Executive Officer (5)	124,842		*
Thomas W. Wright, Director	8,258		*
Brien M. Chase, Chief Financial Officer	31,000	38,840	*
J. Mark Bias, Senior Vice President	2,887	20,175	*
Michael R. Mineer, Senior Vice President	50,990	46,300	*
Scot A. Kelley, Vice President, Credit Administration	19,994	7,650	*
Katrina Whitt, Vice President, Human Resources	8,500	24,660	*
All directors and executive officers as a group (14 in number)	2,175,468	137,625	15.7%

* The percentage of outstanding shares beneficially owned is less than 1%.

(1)
The information contained in this column is based upon information furnished to the Company by the named individuals and the shareholder records of the Company.  Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

(2)	Includes options that are exercisable or will become exercisable within 60 days of March 31, 2021
(3)
Includes 62,720 shares owned by the Marshall T. Reynolds Trust, of which Douglas Reynolds is a trustee, 29,100 shares owned by or as custodian for the minor children of Douglas Reynolds, and 239,105 shares owned by controlled organizations.

(4)
Includes 101,037 shares owned directly by spouse, with respect to which reporting person has no voting or investment power; 73,505 shares owned by controlled organizations, and 132,398 jointly held with spouse.  The total reported shares include 833,485 shares pledged as collateral.

(5)	Includes 12,936 shares owned by spouse, with respect to which reporting person has no voting or investment power.

Other Directorships
The Company's Chairman of the Board, Marshall T. Reynolds, serves as a director of the following publicly held companies whose shares are registered under the Securities Exchange Act of 1934: First Guaranty Bancshares, Hammond, Louisiana, and Energy Services of America Corporation, Huntington, West Virginia. He also serves as a director of Champion Industries, Inc., Huntington, West Virginia, which until October 26, 2016 had a class of securities registered pursuant to the Securities Exchange Act of 1934.  Directors Neal W. Scaggs and Douglas V. Reynolds also serve as directors of Energy Services of America Corporation.  In addition, directors Philip E. Cline, Douglas V. Reynolds and Neal W. Scaggs serve as directors of Champion Industries, Inc.
Nominating Committee
The Nominating Committee nominates individuals to serve on the Company’s Board of Directors, to serve on other committees of the Board of Directors, and to serve on the boards of directors of the Company’s subsidiaries.  The Nominating Committee currently consists of Messrs. Scaggs, D. Reynolds and Hatfield, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules. A copy of the Nominating Committee charter was attached as Exhibit A to the 2019 annual meeting proxy statement.
The Company has modified its Nominating Committee Charter to permit the consideration of diversity in identifying director nominees. The Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, attributes and expertise to oversee the Company’s business.  When considering a potential director candidate, the Nominating Committee evaluates the entirety of each candidate’s experience and qualifications, including a consideration of the individual’s contribution to the diversity of the board.  The Committee looks for personal and professional integrity, demonstrated ability and judgment, business experience, gender, ethnic background and experience, and/or residence in the Company’s market areas.  The Nominating Committee will review and consider director nominees recommended by shareholders.  There are no differences in the manner in which the Nominating Committee evaluates director nominees based on whether the nominee is recommended by a shareholder.
Audit Committee
The Audit Committee meets with the Company’s financial management, internal auditors and independent auditors and reviews the accounting principles and the scope and control of the Company’s financial reporting practices.  The Audit Committee makes reports and recommendations to the Board with respect to audit matters and oversees the internal audit function, reviews the internal audit reports, and provides direction for the resolution of internal audit findings and recommendations.  The Audit Committee also recommends to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; and reviews with management the status of internal accounting controls and internal audit procedures and results.
The Audit Committee consists of Messrs. Hatfield, Scaggs, and Wright.  The Audit Committee is required to have and will continue to have at least three members, all of whom must be "independent directors" as defined in the Marketplace Rules of the Nasdaq Stock Market.
The Board determined that Messrs. Hatfield, Scaggs, and Wright are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements.  The Board has also determined that Messrs. Hatfield, Scaggs, and Wright each meet the independence requirements set forth in the Marketplace Rules of the Nasdaq Stock Market.
The Securities and Exchange Commission ("SEC") has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees.  One of the rules adopted by the SEC requires a company to disclose whether it has an "audit committee financial expert" serving on its audit committee.  Based on its review of the criteria of an audit committee financial expert under the rule adopted by the SEC, the Board of Directors does not believe that any member of the Board of Directors' Audit Committee could be described as an audit committee financial expert.  The Board of Directors believes that the members of the Audit Committee are able to read and understand Premier’s financial statements, are familiar with Premier and its business, and are capable of fulfilling the duties and responsibilities of an Audit Committee without the necessity of having an audit committee financial expert as a member.

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board.  A copy of the written Audit Committee charter was attached as Exhibit B to the 2019 annual meeting proxy statement.
Audit Committee Report
It is the responsibility of management to prepare the financial statements and the responsibility of Crowe LLP, the Company’s independent auditors, to audit the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
In connection with its review of the Company’s financial statements for 2020, the Audit Committee:

•	Has reviewed and discussed the audited financial statements with management;
•
    Has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•
    Has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and considered the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Premier Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020.
Members of the Audit Committee:
/s/ Neal W. Scaggs, Chairman
/s/ Harry M. Hatfield
/s/ Thomas W. Wright

Compensation Committee
The Compensation Committee consists of Messrs. Wright, Scaggs and D. Reynolds, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements. The Committee establishes the management compensation policy and the general compensation policies of the Company.
The Company’s Board of Directors has adopted a written charter for the Compensation Committee of the Board.  A copy of the written Compensation Committee charter was attached as Exhibit C to the 2019 annual meeting proxy statement.  Please review the Company’s Compensation Discussion and Analysis as well as the Compensation Committee Report below.

EXECUTIVE OFFICERS OF THE COMPANY

The individuals named in the following table are the executive officers of the Company under applicable SEC disclosure rules.  Except as otherwise indicated, each executive officer has held the position indicated for the last five years.
Name	Age	Position
Robert W. Walker	74	President and Chief Executive Officer
Brien M. Chase	56	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)
J. Mark Bias	63	Senior Vice President, Premier (President, Premier Bank, Inc.)
Michael R. Mineer	54	Senior Vice President, Premier (President, Citizens Deposit Bank & Trust)
Scot A. Kelley	64	Vice President, Credit Administration
Katrina Whitt	46	Vice President, Human Resources

Mr. Walker has held this position since October, 2001.  From September, 1998 until October, 2001 Mr. Walker was President, Boone County Bank, Inc.  Prior to that time, Mr. Walker was a Regional Vice President at Bank One, West Virginia, N.A.  Mr. Walker also serves on the Company’s asset/liability management committee and the Company’s loan committee.  Prior to September 15, 2015, Mr. Walker served as President and Chief Executive Officer of Premier Bank, Inc.
Mr. Chase began his duties as CFO of the Company in April, 2002.  From June 1994 to January 2001, Mr. Chase was corporate accounting manager for One Valley Bancorp, Inc.  He also served as controller for four of the One Valley Bancorp subsidiaries.  Prior to that time, Mr. Chase was the senior accountant for One Valley Bancorp for six years.  Mr. Chase also serves on the Company’s asset/liability management committee, the Company’s loan committee and is Executive Vice President and Chief Financial Officer of Premier Bank, Inc.
Mr. Bias was hired on September 15, 2015 as President and CEO of Premier Bank, Inc.  A 37 year banking veteran, Mr. Bias began his banking career with PNC Financial Corporation in 1983, as an International Banking Officer.  He joined One Valley Bank (now BB&T) in 1988 as a Senior Vice President in Commercial Banking.  He rose to other senior leadership positions in Commercial Banking, serving as Market President, BB&T WV Central Region, from 2004 until his retirement from BB&T in August 2015.  Mr. Bias also serves on the Company’s asset/liability management committee and the Company’s loan committee.
Mr. Mineer was appointed Senior Vice President of Premier on April 1, 2013 and currently manages the Company’s product development and emerging technology implementation.  Mr. Mineer joined Premier in October 2003 as President and CEO of Citizens Deposit Bank & Trust in Vanceburg, Kentucky.  Prior to October 2003, Mr. Mineer was a District Manager for U.S. Bank in-charge of multiple branches in Northern Kentucky.  Mr. Mineer also serves on the Company’s asset/liability management committee and the Company’s loan committee.
Mr. Kelley began his duties in charge of Credit Administration in August, 2003.  Prior to that time, Mr. Kelley served Bank One, West Virginia, N.A. in several capacities including Manager of Credit Analysis, Internal Auditor and Branch Manager from 1991 to 2003.  Mr. Kelley was appointed as Vice President of the Company in March, 2008.  Mr. Kelley presides over the Company’s loan committee.  Mr. Kelley also serves as Executive Vice President and Chief Credit Officer of Premier Bank, Inc.
Ms. Whitt began her duties in charge of Human Resources in July, 2003.  From October 1998 to July 2003, Ms. Whitt was Human Resources Generalist for Applied Card Systems.  Ms. Whitt was appointed as Vice President of the Company in March, 2008.  Ms. Whitt also serves as Vice President and Human Resources Officer of Premier Bank, Inc.
For additional information about Mr. Walker, see "ELECTION OF DIRECTORS.”

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Premier has identified five executives that meet the definition of a “named executive officer” to be discussed in the Compensation Discussion and Analysis: the Chief Executive Officer, Robert W. Walker; the Chief Financial Officer, Brien M. Chase; Senior Vice President, J. Mark Bias; Senior Vice President Michael R. Mineer, and Vice President, Scot A. Kelley.  The following discussion details the Company’s goals in how it compensates these named executive officers, analyzes how the elements in the Company’s compensation programs meet these goals, discusses how the Company determines the actual amounts paid to the named executive officers and finally presents, in tabular form, the amounts of compensation paid to each named executive officer in 2020.
The objectives of Premier’s compensation program are to attract and retain qualified individuals of high integrity, to motivate them to achieve the goals set forth in the Company’s business plan; to link executive and stockholder interests through incentive-based compensation; and to enhance the Company’s performance, measured by both short-term and long-term achievements.  Premier believes these goals will provide consistent, long-term shareholder value as well as build a vibrant franchise that will attract locally well-known community bankers and customers.
To achieve these goals, Premier compensates its named executive officers using a base salary, a performance based annual bonus, and stock option awards.  Premier believes the interests of the Company and its shareholders are served by this three-part approach.  Under this approach the compensation of executive officers involves a part of their pay that is “at risk”--namely, the annual bonus and any stock option awards.  The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on the performance of the respective executive officer, whereas stock options typically only have value to the executive officer if there is a rise in Premier’s stock price beyond the grant date.
To attract and retain qualified individuals of high integrity, Premier pays a competitive base salary to its executive officers and offers the option to participate in customary benefits such as medical insurance and a 401k retirement plan.  Salaries are commensurate with an individual’s experience; ability to lead, implement and achieve the Company’s strategic goals; capability in enhancing the Company’s performance in light of potentially adverse changes in banking regulation, interest rates, the local and/or national economy, and other factors beyond the influence of management; and the executive’s level of integrity in dealing with customers, employees, shareholders and the directorship.
To reward the named executive officers Premier pays a discretionary annual bonus.  The bonus rewards  financial performance, such as asset growth, income enhancing strategies, expense reduction strategies, and non-performing asset resolution.  The bonus also rewards other events such as successful regulatory examinations, the ability to recruit replacement management, quality financial disclosures and controls, strategic acquisitions or dispositions and other events the Company may consider from time-to-time. The annual bonuses are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s named executive officers to choose one course of action over another.  Rather, the bonuses are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.
To reward long-term performance and enhancements to long-term shareholder value, Premier offers stock options to the named executive officers.  Options are typically granted once a year, near the beginning of the year, in conjunction with a regularly scheduled board of directors meeting.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.  As a matter of practice, Premier does not reprice stock options.  To reward long-term performance, the options typically vest in three equal annual installments beginning on the grant date and have a maximum ten-year term.  Premier believes the vesting schedule also provides incentive for the named executive officers to continue their employment with the Company.

The annual bonus, number of stock options and salary increase, if any, are determined annually.  Premier uses surveys conducted by local state banking associations and other industry specific surveys to assess competitive marketplace compensation for its executive officers and uses ranges of compensation rather than specific targets.  The named executive officers do not have employment, severance or change-of-control agreements. They serve at the will of the Board of Directors, which enables Premier to terminate their employment with discretion as to the terms of any severance arrangement.
For any annual bonus, the Chief Executive Officer reviews the estimated full year financial results with the Board of Directors and, if appropriate, an annual bonus pool is determined.  Allocations from the pool are made to Premier’s named executive officers. Premier does not use rigid incentive formulas to determine the annual bonus, as simple formulas may tend to improperly favor one aspect of financial performance to the detriment of others, while complex formulas provide no real focus or are inevitably adjusted for unforeseen events.  A recommendation as to the bonus to be paid to each executive officer is based on an evaluation by the Chief Executive Officer of their individual performance for the prior year and their contribution toward Premier’s performance as a whole. After reviewing the final full year results, the Compensation Committee, with input from the Chief Executive Officer with respect to the other named executive officers, uses discretion in evaluating the individual award recommendations and determining the actual bonus amount to be awarded.  Premier believes that the annual bonus rewards those high-performing individuals who drive the financial results and long-term performance of the Company.
Similar to the annual bonus, the number of stock options granted to individuals is determined, with input from the Chief Executive Officer, by the Compensation Committee.  The number of stock options granted annually is modest so as to minimally affect diluted earnings per share either through the increase in the number of shares outstanding or through recorded stock compensation expense.  Stock options are granted with an exercise price equal to the closing price on the grant date and therefore only have value to the optionee if there is a rise in Premier’s stock price beyond the grant date.  Premier believes it is the accumulation of options over time that provides the real incentive for the named executive officers to propel the Company’s value to ever higher levels.
In arriving at its decision on 2020 executive compensation, the Compensation Committee took into account the affirmative shareholder “say on pay” vote at the previous annual meeting of shareholders and continued to apply the same principles in determining the amounts and types of executive compensation.  The specific compensation amounts for each of Premier’s named executive officers for 2020 reflect the continued strength and stability in the Company’s financial performance.  A more detailed analysis of Premier’s 2020 financial results is contained in the Management Discussion and Analysis section contained in the annual report to shareholders and our Form 10-K filed with the Securities and Exchange Commission.
In determining the named executive officers’ compensation for 2020, the Compensation Committee considered the Company’s performance during 2019.  Premier realized net income of $24,196,000 in 2019 compared to $20,168,000 of net income in 2018.  Net income increased in 2019 largely due to increases in net interest income and non-interest income as well as a decrease in the provision for loan losses. These positive results more than offset an increase in non-interest expense.  Basic earnings per share were $1.65 in 2019 compared to $1.48 in 2018. The increase in earnings per share in 2019 was largely the result of the increase in net income.
Net interest income on a fully tax-equivalent basis was $67.1 million in 2019, a 12.0% increase over the $59.9 million earned in 2018.  The increase in net interest income in 2019 was primarily the result of a $10.8 million, or 16.3%, increase in interest income partially reduced by a $3.6 million, or 59.5%, increase in interest expense.  In 2019, average earning assets increased by 10.6% or $153.4 million from 2018. Average interest-bearing liabilities, the primary source of funds supporting the earning assets, increased by 9.6%, or $96.1 million, in 2019 from 2018.  Supporting an increase in the net interest income (as a percentage of average earning assets) in 2019 was a 7.6%, or $26.8 million, increase in average non-interest bearing deposits. Net interest income (as a percentage of average earning assets) in 2019 was 4.18% compared to 4.13% in 2018. The increase in average earning assets in 2019 was primarily the result of a $97.4 million increase in average loans outstanding, a $6.5 million increase in federal funds sold, and a $59.0 million increase in average investment securities.  The increases in average loans and average investment securities were largely due to the full year inclusion of the assets of First Bank of Charleston and the acquisition of the First National Bank of Jackson on October 25, 2019.  The increase in average interest-bearing liabilities in 2019 was largely due to a $96.2 million increase in average interest-bearing deposits and a $3.8 million increase in average FHLB advances.  These increases were partially offset by a $700,000 decrease in average short-term borrowings (primarily customer repurchase agreements) and a $3.1 million decrease in average long-term borrowings.

Average loans increased in 2019 by $97.4 million, or 9.2%, over 2018. The increase in 2019 was largely due to the acquisitions of First Bank of Charleston, Inc. and the First National Bank of Jackson; otherwise average loans increased by $10.8 million, or 1.0%, as new loans originated exceeded scheduled loan principal payments, payoffs from borrowers, and payoffs due to the workout of problem loans.  Average loans outstanding in 2019 increased by $8.6 million, or 13.6%, in Premier’s Cincinnati Metro market and increased by $116.0 million, or 21.3%, in Premier’s West Virginia market.  The increase in West Virginia included an approximately $79.1 million increase in average loans from the full year inclusion of the loans from the acquisition of First Bank of Charleston, Inc. early in the fourth quarter of 2018.  Otherwise, average loans in the West Virginia markets increased by $37.0 million, or 6.8%, in 2019 primarily due to loan demand in central and eastern West Virginia.  Average loans outstanding in Premier’s Virginia markets held steady in 2019, increasing by $91,000, or 0.2%.  Conversely, average loans outstanding decreased by $18.5 million, or 9.2%, in Premier’s DC Metro market; decreased by $3.5 million, or 6.5%, in Premier’s rural Ohio market.; and decreased by $5.4 million, or 3.5%, in Premier’s Kentucky market.  The overall decrease in Kentucky was partially offset by $7.4 million of average loans added via the acquisition of the First National Bank of Jackson in the fourth quarter of 2019.  Otherwise, average loans in Kentucky markets decreased by $12.9 million, or 8.4%, in 2019 as loan payoffs exceeded new loan demand.
Book value per share increased by $1.57 in 2019, while tangible book value per share also increased by $1.57 in 2019.  Both increases reflect an approximately $0.52 increase in book value from an increase in the net unrealized gains in the portfolio of securities available for sale at December 31, 2019 compared to net unrealized losses in the portfolio of securities available for sale at December 31, 2018.  Annual cash dividends per share increased to $0.60 in 2019 compared $0.57 in 2018.
Based upon an evaluation of his contributions toward achieving the Company’s performance in 2019, the Compensation Committee, in lieu of an increase in Mr. Walker’s annual salary, an annual cash bonus or stock option grants, granted Mr. Walker an annual bonus in the form of an immediate stock award of 11,000 shares of the Company’s common stock on June 6, 2020.  This award was based upon an evaluation of his contribution toward the Company’s successful 2019 financial performance, his leadership in completing the merger and acquisition of the First National Bank of Jackson on October 25, 2019, integration of the acquisition of the First Bank of Charleston from October 12, 2018, and other events through their meeting date in June 2020, plus his potential to improve long-term shareholder value.  In addition to the compensatory benefit to Mr. Walker, the committee believed that a stock award would also align more of Mr. Walker’s compensation to the long-term performance of the Company’s stock, as well as provide an incentive for consistent annual financial performance to maintain the Company’s attractive dividend yield.  The 11,000 shares had an estimated value of $159,940 based upon the Company’s closing stock price of $14.54 per share on the date of the stock award.  Additional information on Mr. Walker’s 2020 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Chase’s contributions toward achieving the Company’s performance in 2019 as summarized above, his leadership in providing clear, concise and quality financial disclosures to the Board of Directors and shareholders through Premier’s annual and quarterly reports and the proxy statement, his continued participation and oversight in the operations of Premier Bank and its regulatory examinations, Mr. Chase’s continued oversight of the parent company operations and its regulatory examinations and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Chase a salary increase to approximately $186,375 annually.  Considering the specific accomplishments achieved by Premier and Premier Bank in 2019 and Mr. Chase’s part in accounting for the First National Bank of Jackson acquisition, the Compensation Committee awarded Mr. Chase a $30,000 cash bonus which was paid in April 2020.  As an incentive for Mr. Chase to further improve Premier’s financial performance, evaluate the financial viability of future acquisitions and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,300 options to buy Premier stock at $8.50 per share (the closing price on the March 18, 2020 grant date.)  This grant increased Mr. Chase’s total options to buy Premier stock to 116,538, some of which were exercised before the end of 2020.  Additional information on Mr. Chase’s 2020 compensation is detailed in the tables below.

Based upon an evaluation of Mr. Mineer’s contributions toward achieving the Company’s performance in 2019, his banking insight as President of Citizens Deposit Bank, expanding Citizens Deposit Bank’s operations in the metro Cincinnati market area; his leadership in negotiating and completing the merger and acquisition of the First National Bank of Jackson on October 25, 2019, his leadership in reducing Premier’s operating costs and improving customer convenience through technology, his role as Senior Technology Officer for Premier, and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Mineer a salary increase to approximately $206,170 annually.  Considering the specific accomplishments achieved by Premier and Citizens Deposit Bank in 2019 and the completion of the merger and acquisition of the First National Bank of Jackson on October 25, 2019, the Compensation Committee awarded Mr. Mineer a $30,000 cash bonus which was paid in April 2020.  As an incentive for Mr. Mineer to further improve Premier’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,300 options to buy Premier stock at $8.50 per share (the closing price on the March 18, 2020 grant date.)  This grant increased Mr. Mineer’s total options to buy Premier stock to 97,838, some of which were exercised before the end of 2020.  Additional information on Mr. Mineer’s 2020 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Bias’ contributions toward achieving the Company’s performance in 2019, his banking insight as President of Premier Bank, Inc., successfully integrating the acquisition of the First Bank of Charleston from October 12, 2018, reducing non-performing loans at Premier Bank by 13.7%, reducing foreclosed properties at Premier Bank by 12.6%, and his potential to improve long-term shareholder value, the Compensation Committee granted Mr. Bias a salary increase to approximately $221,830 annually.  Considering the specific accomplishments achieved by Premier and Premier Bank in 2019, Mr. Bias’ leadership in assimilating the operations of First Bank of Charleston into Premier Bank and his role in reducing the bank’s non-performing assets, the Compensation Committee awarded Mr. Bias a $30,000 cash bonus which was paid in April 2020.  As an incentive for Mr. Bias to further improve Premier’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 6,300 options to buy Premier stock at $8.50 per share (the closing price on the March 18, 2020 grant date.)  This grant increased Mr. Bias’ total options to buy Premier stock to 29,225, some of which were exercised before the end of 2020.  Additional information on Mr. Bias’ 2020 compensation is detailed in the tables below.
Based upon an evaluation of Mr. Kelley’s contributions toward achieving the Company’s performance in 2019, his leadership over the evaluation, underwriting and presentation of larger loans to the Premier loan committee, the Premier board of directors and the Premier Bank board of directors; his direct supervision over the Company’s lending policy and practices, his leadership during regulatory examinations regarding lending practices and credit quality, and his potential to improve long-term shareholder value by identifying and suggesting solutions to mitigate credit risk in the Company’s larger loan relationships, the Compensation Committee granted Mr. Kelley a salary increase to approximately $137,700 annually.  Considering the specific accomplishments achieved by Premier in 2019, his direct role in the credit administration function of Premier Bank, Inc. including facilitating external reviews of the loan portfolio by banking regulators and other third parties and his leadership in evaluating the credit quality of the acquired loan portfolio from First Bank of Charleston, the Compensation Committee awarded Mr. Kelley an $26,000 cash bonus which was paid in April 2020.  As an incentive for Mr. Kelley to further improve the Company’s financial performance and to reward him for long-term improvements in the stock’s value, the Compensation Committee granted him 3,900 options to buy Premier stock at $8.50 per share (the closing price on the March 18, 2020 grant date.)  This grant increased Mr. Kelley’s total options to buy Premier stock to 59,094, some of which were exercised before the end of 2020.  Additional information on Mr. Kelley’s 2020 compensation is detailed in the tables below.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above.  Based on such review and discussions, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Premier’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.
How Compensation Plans Do Not Encourage Excessive Risk Taking
The compensation plans of the Company consist of three basic components, an annual salary, an annual bonus (awarded in common stock in the case of Mr. Walker), and grants of stock options.  The annual bonus and the granting of stock options are entirely discretionary at the direction of the Board of Directors via the Compensation Committee.  They are not based on any formulaic quantification that would encourage the Company’s named executive officers or the officers of its subsidiaries to choose one course of action over another.  Rather, the bonuses and the amount of stock options granted are subjective in their determination based upon the Compensation Committee’s determination, with the aid of the Chief Executive Officer, of the individual’s performance toward achieving the Company’s performance and improving overall shareholder value.  The annual bonus is relatively small in comparison to an employee’s annual salary, thus discouraging the manipulation of reported earnings in order to achieve a substantial portion of the named executive officers’ annual compensation.  The Company believes that the risk of losing a named executive officer’s entire salary in the event of termination is sufficient to deter the manipulation of reported earnings or the taking of excessive risks that would threaten the value of the Company.
Given (i) the long term incentive aspect of the base salary and stock option components of the Company’s compensation plan, (ii) the absence of any specific incentive formula in the annual bonus component, and (iii) that the named executive officers do not have employment, severance or change-of-control agreements but serve at the will of the Board of Directors, the Company does not believe its compensation plans encourage SEOs or any other employees to take unnecessary and excessive risks, including behavior focused on short term rather than long term results and value creation, or encourage manipulation of reported earnings to enhance employee compensation.
Members of the Compensation Committee:
/s/ Thomas W. Wright, Chairman
/s/ Douglas V. Reynolds
/s/ Neal W. Scaggs

Summary Compensation Table
The following table summarizes compensation earned in each of the three years ended December 31, 2020 by the Company's named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	All Other Compensation (2) (3) ($)	Total ($)
Robert W. Walker	2020	350,000	---	159,940	---	11,451	521,391
President and CEO	2019	350,000	---	125,850	---	11,260	487,110
	2018	350,000	---	118,620	---	7,590	476,210
J. Mark Bias	2020	221,830	30,000	---	4,473	21,210	277,513
Senior Vice President and	2019	216,970	22,000	---	18,333	21,384	278,687
President, Premier Bank, Inc.	2018	210,550	20,000	---	15,563	22,588	268,701
Brien M. Chase	2020	186,375	30,000	---	4,473	13,579	234,427
Senior Vice President	2019	182,722	22,000	---	18,333	14,066	237,121
and CFO	2018	177,400	20,000	---	15,563	11,797	224,760
Michael R. Mineer	2019	206,170	30,000	---	4,473	20,314	260,957
Senior Vice President and	2019	202,126	22,000	---	18,333	20,547	263,006
President, Citizens Deposit Bank	2018	196,228	20,000	---	15,563	19,210	251,001
Scot A. Kelley	2020	137,700	26,000	---	2,769	7,900	174,369
Vice President -	2019	135,000	18,000	---	11,349	7,237	171,586
Credit Administration	2018	120,000	16,000	---	9,338	6,792	152,130

________________________

(1)
The amounts reported in this column represent the number of options granted times the grant date fair value of stock options granted to each of the named executive officers in accordance with FASB Topic 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  More information about stock compensation expense, including the assumptions used in the calculation of the fair value, is included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.  These amounts reflect the Company's accounting expense for these awards and do not necessarily correspond to the actual value that may be ultimately recognized by the named executive officers.

(2)
The Company provides automobiles to Mr. Walker, Mr. Bias and Mr. Mineer due to their extensive travel for business purposes.  The Company's expense for providing the vehicle for the executive's personal use along with all other perquisites does not exceed $10,000 and therefore is not included in this table.

(3)
All other compensation consists of the Company's matching contributions to the executive's 401k plan account and amounts paid by the Company for the executive's participation in the Company’s benefit programs.  The amounts presented for Mr. Walker include $11,400, $11,200, and $7,538 of matching contributions to his 401k plan account for 2020, 2019 and 2018, respectively.  For Mr. Bias, the amounts include $10,123, $9,596, and $9,263 of matching contributions to his 401k plan account for 2020, 2019 and 2018, respectively.  For Mr. Mineer, the amounts include $9,483, $9,002, and $8,686 of matching contributions to his 401k plan account for 2020, 2019, and 2018, respectively.

Grants of Plan Based Awards in Fiscal Year 2020
The following table provides information about options granted to the named executive officers in 2020.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert W. Walker	Jun-06-2020	11,000	---	14.54	159,940
J. Mark Bias	Mar-18-2020	n/a	6,300	8.50	4,473
Brien M. Chase	Mar-18-2020	n/a	6,300	8.50	4,473
Michael R. Mineer	Mar-18-2020	n/a	6,300	8.50	4,473
Scot A. Kelley	Mar-18-2020	n/a	3,900	8.50	2,769

________________________

(1)
Options awarded in 2020 vest in three equal annual installments beginning on March 18, 2021.  The exercise price of the options awarded in 2020 was the closing price on March 18, 2020, the date of grant.  The $0.71 per share grant date fair value of each option awarded was determined in accordance with FASB Topic 718 as more fully described in footnote 14 to Premier's December 31, 2020 Financial Statements.

Option Exercises and Stock Vested in Fiscal Year 2020
The following table provides information about options exercised by the named executive officers in 2020.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael R. Mineer	4,125	33,278	n/a	n/a

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information on the current holdings of stock options by the named executive officers.  This table includes unexercised and unvested option awards.  Each option grant is shown separately for each named executive officer.

Name	Option Awards
	Number of Securities Underlying Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration
	Exercisable	Unexercisable	(#)	($)	Date
Robert W. Walker	None	None	n/a
J. Mark Bias	0	6,300	n/a	8.5000	Mar-18-2030
	2,100	4,200	n/a	15.5700	Mar-20-2029
(2)	4,167	2,083	n/a	15.1200	Mar-21-2028
(2)	6,250	0	n/a	15.2080	Mar-15-2027
(1)(2)	1,375	0	n/a	10.8364	Mar-16-2026
Brien M. Chase	0	6,300	n/a	8.5000	Mar-18-2030
	2,100	4,200	n/a	15.5700	Mar-20-2029
(2)	4,167	2,083	n/a	15.1200	Mar-21-2028
(2)	6,250	0	n/a	15.2080	Mar-15-2027
(1)(2)	6,875	0	n/a	10.8364	Mar-16-2026
(1)(2)	6,325	0	n/a	10.7055	Mar-18-2025
(1)(2)	6,875	0	n/a	10.4945	Mar-19-2024
(1)(2)	1,965	0	n/a	8.2836	Mar-20-2023
Michael R. Mineer	0	6,300	n/a	8.5000	Mar-18-2030
	2,100	4,200	n/a	15.5700	Mar-20-2029
(2)	4,167	2,083	n/a	15.1200	Mar-21-2028
(2)	6,250	0	n/a	15.2080	Mar-15-2027
(1)(2)	6,875	0	n/a	10.8364	Mar-16-2026
(1)(2)	6,875	0	n/a	10.7055	Mar-18-2025
(1)(2)	6,875	0	n/a	10.4945	Mar-19-2024
(1)(2)	6,875	0	n/a	8.2836	Mar-20-2023
(1)(2)	11,000	0	n/a	5.4327	Mar-21-2022
(1)(2)	11,000	0	n/a	5.0545	Mar-16-2021
Scot A. Kelley	0	3,900	n/a	8.5000	Mar-18-2030
	1,300	2,600	n/a	15.5700	Mar-20-2029
(2)	1,250	1,250	n/a	15.1200	Mar-21-2028
(2)	1,250	0	n/a	15.2080	Mar-15-2027

________________________

(1)
On December 9, 2016, Premier paid a 10% stock dividend (1 share for every 10 shares owned on record date) to shareholders of record on December 2, 2016. Pursuant to the anti-dilution provisions of the stock option plans, the original number of options awarded has been increased by 10% and the original exercise price of the options awarded has been decreased by 10% to reflect the 10% stock dividend.

(2)
On June 8, 2018, Premier issued a 5 for 4 stock split (1 share for every 4 shares owned on record date) to shareholders of record on June 4, 2018.  Pursuant to the anti-dilution provisions of the stock option plans, the number of options awarded has been increased by 25% and the exercise price of the options awarded has been decreased by 25% to reflect the 5 for 4 stock split.

CEO Pay Ratio
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Robert W. Walker.
For 2020, our last completed fiscal year:
(a)	The annual total compensation of our median employee was $35,837, and
(b)	The annual total compensation of Mr. Walker, as reported in the Summary Compensation Table on page 18 above, was $521,391.
(c)	The ratio of the annual total compensation of Mr. Walker to the annual total compensation of our median employee was 14.55 to 1.
To determine our median employee in the range of all employees except Mr. Walker for this calculation,
1.	We selected the October 4, 2020 pay period which included a total of 380 full-time and part-time employees.
2.
For each of these employees, we ranked the total amount of salary, wages, overtime pay, and cash bonuses from our payroll records on each employee from lowest to highest and identified the middle employee as the “median employee.”

3.
Once the median employee was identified, we calculated that employee’s annual total compensation for 2020 in the same manner as required by Item 402(c)(2)(x) of Regulation S-K that we use to compute Mr. Walker’s annual total compensation in the table on page 18, resulting in annual total compensation of $35,837 for this median employee.  The annual total compensation can vary widely among similarly salaried employees due to differences in the types of employer paid benefits chosen by each employee.

4.	For the annual total compensation of Mr. Walker, we used the amount reported in the “Total” column for the year 2020 included in the Summary Compensation Table on page 18.
The SEC rules for identifying the median employee used in determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.
Director Compensation
The following table summarizes compensation earned in 2020 by the Company's directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Toney K. Adkins	12,000	n/a	n/a	12,000
Philip E. Cline	12,000	n/a	n/a	12,000
Harry M. Hatfield	12,000	n/a	n/a	12,000
Lloyd G. Jackson II	12,000	n/a	n/a	12,000
Keith F. Molihan	6,000	n/a	n/a	6,000
Douglas V. Reynolds	5,000	n/a	n/a	5,000
Marshall T. Reynolds	12,000	n/a	n/a	12,000
Neal W. Scaggs	12,000	n/a	n/a	12,000
Robert W. Walker	(1)	n/a	n/a	0
Thomas W. Wright	12,000	n/a	n/a	12,000

________________________

(1)	In accordance with Company policy, as an employee of the Company, Mr. Walker does not receive any director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 2020, the Company's subsidiary banks have had, and expect to have in the future to the extent permitted by applicable federal and state banking laws, lending transactions with certain of the directors and officers of the Company and its subsidiaries and their affiliates and associates.  The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the Company or its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company's subsidiary banks are subject to federal laws and regulations governing loans to officers and directors.  In addition, the Company’s banking subsidiaries have engaged, and in the future may engage, in transactions with such persons and their affiliates and associates as a depositary of funds, transfer agent, registrar, fiduciary and provider of other similar services.
The Company has adopted a policy to conduct an appropriate review of all related party transactions on an ongoing basis, pursuant to which all material or related transactions with any director, officer or employee or other person or entity with which such director, officer, or employee is affiliated must be on terms no less favorable to the corporation than those that are generally available from unaffiliated third parties and must be approved and ratified by the audit committee by majority vote of its members who do not have an interest in the transaction.
During the years ended December 31, 2020, 2019, and 2018, the Company or its subsidiaries have paid approximately $752,000, $752,000, and $742,000, respectively, for commercial printing services, statement rendering services and office supplies and furniture to Champion Industries, Inc., Huntington, West Virginia, of which the Company's Chairman of the Board, Marshall T. Reynolds, is Chief Executive Officer and a principal shareholder and the Company’s directors Philip E. Cline and Neal W. Scaggs are directors.
The Company leases its headquarters facility at 2883 Fifth Avenue, Huntington, West Virginia from River City Properties, LLC, an entity the majority of which is owned by Chairman of the Board of Directors Marshall T. Reynolds.  The lease, for 5,900 square feet, had a 5 year term commencing in September 2002 and has been subsequently renewed for additional five year terms ending in September 2022, with annual rent of $8.50 per square foot the first year and thereafter inflation adjusted.  The Company believes that the terms of this lease, which were approved by the Board of Directors, are no less favorable to the Company than those available from unrelated third parties. Annual lease payments totaled approximately $52,000, $52,000 and $52,000 in 2020, 2019 and 2018, respectively.
On August 26, 2015, the Company executed and delivered to First Guaranty Bank of Hammond, Louisiana (“First Guaranty”) a Promissory Note and Business Loan Agreement dated August 26, 2015 for the principal amount of $12,000,000 bearing interest at a fixed rate of 4.00% per annum and requiring 59 monthly principal payments of $143,000 plus accrued interest and one final principal and interest payment of $3,575,000 due on August 26, 2020.  Through a series of additional principal payments, the Company was able to fully retire the borrowing before the end of June 2019.  The Promissory Note was secured by the pledge of 25% of Premier’s interest in Premier Bank, Inc. (a wholly owned subsidiary) under a Commercial Pledge Agreement dated August 26, 2015.  The proceeds of this note were used to refinance a $4,500,000 balance plus accrued interest due under Premier’s previous Promissory Note to First Guaranty; pay off the remaining $5,400,000 balance plus accrued interest due to The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky (“Bankers’ Bank”) under a Term Note dated September 8, 2010; and pay the remaining $2,000,000 balance plus accrued interest due on Premier’s $5,000,000 Line of Credit with Bankers’ Bank.  The sum of the disbursements totaled $11,946,000 and the final $54,000 on the Term Note was not borrowed.  At the time of origination, Premier’s chairman owned approximately 23.8% of the voting stock of First Guaranty Bancshares, parent company for First Guaranty.  However, Premier’s board of directors, the chairman abstaining, and audit committee determined prior to its vote to authorize the company to enter into the loan transaction that the terms of the financing, including the interest rate and collateral, were no less favorable than those which could be obtained from other financial institutions.  The outstanding principal balance on the borrowing was fully repaid as of June 30, 2019.

On June 28, 2019 the Company executed and delivered to First Guaranty a Change in Terms Agreement modifying its Promissory Note and Business Loan Agreement dated June 30, 2012 that established a Line of Credit with the bank extending the right to request and receive monies from First Guaranty on the line of credit until June 30, 2022.  The Change in Terms Agreement increased the principal amount of $3,000,000 to $6,000,000, bearing interest floating daily at the “Wall Street Journal” prime rate (currently 3.25%), with a floor of 4.25% through the modified June 30, 2022 maturity date.  Under the terms of the Promissory Note, the Company may request and receive advances from First Guaranty from time to time.  Accrued interest on any amounts outstanding is payable monthly, and any amounts outstanding are payable on demand or at maturity.  The Promissory Note is secured by the pledge of 25% of Premier’s interest in Premier Bank (a wholly owned subsidiary) under a Commercial Pledge Agreement modified on June 30, 2012.  At December 31, 2020, the Company had no outstanding debt on this line of credit from First Guaranty Bank.

DELINQUENT SECTION 16(a) REPORTS
Based upon a review of filings with the SEC, the Company believes that all of the Company’s directors and executive officers complied during fiscal 2020 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under its equity compensation plans: the 2002 Stock Option Plan and the 2012 Long-term Incentive Plan, as of December 31, 2020.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (Excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders
2002 Stock Option Plan	30,901	$ 5.29	0
2012 Long-term Incentive Plan	369,577	12.45	162,723
Equity compensation plans not approved by shareholders
None
Total	400,478	11.90	162,723

INDEPENDENT PUBLIC ACCOUNTANTS
 (Item 2 on Proxy)
At its meeting held on April 13, 2021, the Audit Committee appointed Crowe LLP to serve as the Company’s independent public accountants and auditors for the fiscal year ending December 31, 2021.  Crowe LLP has served as the Company’s independent public accountants and auditors since the 1995 fiscal year.
Representatives of Crowe LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Audit Fees
Audit fees and expenses billed to the Company by Crowe LLP for the audit of the Company's financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, and for review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, are as follows:
Fiscal 2020	Fiscal 2019
$ 321,000	$ 335,000
Audit Related Fees
Audit related fees and expenses billed to the Company by Crowe LLP for years 2020 and 2019 for services related to the performance of the audit or review of the Company's financial statements that were not included under the heading "Audit Fees", are as follows:
Fiscal 2020	Fiscal 2019
$ 0	$ 0
Tax Fees
Tax fees and expenses billed to the Company by Crowe LLP for fiscal years 2020 and 2019 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company's federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:
Fiscal 2020	Fiscal 2019
$ 72,650	$ 61,300
All Other Fees
Fees and expenses billed to the Company by Crowe LLP for all other services provided during fiscal years 2020 and 2019 are as follows:
Fiscal 2020	Fiscal 2019
$ 0	$ 0

          In 2004, the Audit Committee established a policy whereby the independent auditor is required to seek pre-approval by the Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific estimates for each such service.
The Audit Committee approved all of the services performed by Crowe LLP during 2020.  The Audit Committee of the Board of Directors has considered whether the provision of non-audit services described above is compatible with maintaining the independent accountant’s independence.
The Company’s Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Crowe LLP as the Company's independent accountants for the 2021 fiscal year.
The appointment of Crowe LLP will be deemed ratified if votes cast in favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Item 3 on Proxy)
As described above in the “Compensation Discussion and Analysis” section beginning on page 13 and in the compensation tables beginning on page 18 of this Proxy Statement, the Company’s compensation programs are designed to:
•	attract and retain qualified individuals of high integrity;
•	motivate them to achieve the goals set forth in the Company’s business plan
•	link executive and stockholder interests through incentive-based compensation
•	enhance the Company’s performance, measured by both short-term and long-term achievements, and
•	discourage excessive risk taking on the part of named executive officers.
We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) we are submitting a proposal allowing our shareholders to cast an advisory vote on our compensation program at the annual meeting of shareholders. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder of Premier Financial Bancorp, Inc., an opportunity to endorse or not endorse the compensation we pay to our named executive officers through the following resolution:
“RESOLVED, that the shareholders of Premier Financial Bancorp, Inc. approve the compensation of its executive officers included in the Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers (together with the accompanying narrative disclosure) contained in this Proxy Statement.”
Your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.  We believe that both the Company and its shareholders benefit from maintaining a constructive dialogue with its shareholders. This proposal is only one part of our corporate governance program and practices that maintain this dialogue with our shareholders and our commitment to the creation of long-term shareholder value.
The Company’s Board of Directors recommends that shareholders vote "FOR" the resolution to approve the compensation of named executive officers employed by the Company as described in the Compensation Discussion and Analysis and accompanying tables beginning on page 13.
The Company’s executive compensation disclosed in this proxy statement will be approved if votes cast in its favor of the proposal exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the proposal.
At the 2020 annual meeting of shareholders, we provided our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2020 annual meeting, and our shareholders approved the proposal, with 97.01% of the votes cast in favor.

CODE OF ETHICS
The Board of Directors adopted a Code of Business Conduct and Ethics on November 19, 2003 that applies to all of the Company's officers, directors and employees and a Code of Ethics for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer which supplements our Code of Business Conduct and Ethics (collectively the "Codes") which are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws.  We have filed copies of the Codes with the SEC as an exhibit to our December 31, 2003 annual report on Form 10-K.

HEDGING TRANSACTIONS ARE PROHIBITED
Our Board has adopted policies prohibiting our directors, officers and employees from entering into or engaging in any financial transaction that is designed to reduce the financial risk associated with owning Premier Common Stock.  These financial transactions include, but are not limited to, engaging in short sales, derivative transactions (such as equity swaps, straddles, puts or calls), and hedging or monetizing transactions (such as collars, exchange funds or prepaid forward variable contracts) that are linked directly to Premier Common Stock.

SHAREHOLDER PROPOSALS
Any shareholder proposal intended to be presented at the 2022 Annual Meeting of Shareholders must be received by the Company by January 5, 2022 in order to be considered for inclusion in the Proxy Statement for the 2022 Annual Meeting of Shareholders.  In addition, the proxy solicited by the Board of Directors for the next annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting, unless the Company is provided with notice of such proposal no later than March 21, 2022.  However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by Securities and Exchange Commission regulations.

OTHER MATTERS
The only matters to be considered at the meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Annual Meeting of Shareholders and routine matters incident to the conduct of the meeting.  However, if any other matters should properly come before the meeting or any adjournment thereof, the Board of Directors intends that the persons named in the accompanying proxy form, or their substitutes, will vote the shares represented by such proxy form in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/ Toney K. Adkins
Toney K. Adkins
                Secretary

Huntington, West Virginia
May 5, 2021

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1, A VOTE “FOR” ITEM 2, AND A VOTE “FOR” ITEM 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Toney K. Adkins	☐	☐	02 - Philip E. Cline	☐	☐	03 - Harry M. Hatfield	☐	☐

04 - Lloyd G. Jackson II	☐	☐	05 - Douglas V. Reynolds	☐	☐	06 - Marshall T. Reynolds	☐	☐

07 - Neal W. Scaggs	☐	☐	08 - Robert W. Walker	☐	☐	09 - Thomas W. Wright	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Crowe LLP as the Company’s independent auditors for the fiscal year ending December 31, 2021.	☐	☐	☐	3. ADVISORY (Non-Binding) PROPOSAL ON EXECUTIVE COMPENSATION. To consider and approve the Company’s executive compensation in an advisory vote.	☐	☐	☐

4. OTHER BUSINESS. To transact such other matters as may properly be brought before the Annual Meeting or any adjournment thereof. (The Board of Directors does not know of any such other matters).

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Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — PREMIER FINANCIAL BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
June 16, 2021
10:30 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
KNOW ALL MEN BY THESE PRESENTS, the undersigned shareholder of PREMIER FINANCIAL BANCORP, INC. (“Company”), Huntington, West Virginia, does hereby nominate, constitute and appoint TONEY K. ADKINS and LLOYD G. JACKSON II or either of them (with full power to act alone), my true and lawful attorney(s) and proxy(ies) with full power of substitution, for me and in my name, place and stead, to vote all of the Common Stock of the Company standing in my name on its books at the close of business on April 28, 2021, at the Annual Meeting of Shareholders to be held at the Double Tree by Hilton Hotel, 1001 3rd Avenue, Huntington, West Virginia, on June 16, 2021, at 10:30 a.m. (eastern daylight time), and at any adjournment thereof, with all the powers the undersigned would possess if personally present as follows:
This proxy is solicited by the Board of Directors and will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, then the above named proxies, or any one of them, will vote the shares represented “FOR” all of the nominees listed in Item #1, “FOR” Item #2, “FOR” Item #3, and in accordance with their discretion on any other business that may properly come before the meeting.
Information regarding the matters to be acted upon at the meeting is contained in the Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying this proxy.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Non-Voting Items

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